EXHIBIT 99(A)


PRESS RELEASE


                      COEUR D'ALENE MINES SETTLES LAWSUIT

      Coeur d'Alene, Idaho, September 8, 1999 - Coeur d'Alene Mines Corporation (NYSE:CDE) announced today that it has reached agreement with Cyprus Minerals Company to settle Coeur's lawsuit against Cyprus relating to the Golden Cross Mine in New Zealand for $31.5 million.

      Coeur's lawsuit against Cyprus, instituted in July 1996 in the District Court of Kooteani County, Idaho, arose from Cyprus' sale in April 1993 to Coeur of the New Zealand-based corporation that owned an 80% interest in the Golden Cross Mine located in that country. Coeur's lawsuit, as amended, sought damages arising from ground movement and instability, threatening the integrity of the mine site. Due to such ground movement and instability, Coeur effected a $53 million write-down of its interest in the Golden Cross Mine and a nearby property during the second quarter of 1996.

      During the second quarter of 1997, Coeur received its 80% share of a $10 million flood insurance recovery relating to the business interruption and property damage at the mine, which proceeds were recorded by Coeur as other income in 1997.

      As announced by Coeur earlier this year, in May 1999 Coeur settled the class action lawsuit filed by certain purchasers of its common stock in July 1997 in the Federal District Court for the District of Colorado against Coeur and certain of its officers. The plaintiffs in that lawsuit alleged that the defendants knew but did not publicly disclose adverse financial information relating to certain mining properties, including the Golden Cross Mine. Although Coeur denied the plaintiffs' allegations, it determined it would be in the best interests of Coeur to settle the class action and entered into a settlement agreement that was approved by the Court in July 1999.

      The settlement contained an acknowledgement by the plaintiffs that they were unable to identify evidence to support a charge that the officers of Coeur had been responsible for violations of the federal securities laws. The terms of that settlement provided that the plaintiffs would be entitled to 50%


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of the net  proceeds,  up to a maximum of $6 million,  recovered by Coeur from its lawsuit against Cyprus after Coeur has first recouped its costs and expenses incurred in litigating the lawsuit and after the payment of $4 million to settle the subrogation claim of Coeur's flood insurance carrier.

      As a result of the settlement of this lawsuit, Coeur expects to record other income of approximately $19 million during the third quarter of 1999. (This is the net amount of settlement proceeds after deducting the $4 million payment to Coeur's flood insurance carrier, $6 million payment to the plaintiffs in the class action and $2.5 million for estimated legal costs.)